Exhibit 10.1

SUMMARY OF AVID TECHNOLOGY, INC.’S
2015 EXECUTIVE BONUS PLAN

•	On February 19, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Avid Technology, Inc. (the “Company”) adopted a 2015 Bonus Plan (the “2015 Plan”).

•	All of the Company’s executive officers and certain other officers designated by the Committee and other eligible employees participate in the 2014 Program.

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The Committee administers the 2015 Plan and all decisions under the 2015 Plan with respect to the Company’s executive officers, including payouts, are subject to prior approval by the Committee and are made in the Committee's sole discretion.

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Incentive amounts, if any, will be determined based on the Company’s audited financial statements and are targeted to be paid by March 15, 2015. In order to receive an incentive payout, if any, under the 2015 Plan, a participant must be employed by the Company as of the day incentive amounts are paid unless otherwise provided in such participant’s employment agreement, offer letter or other agreement.

•	The Committee approved three metrics for purposes of determining performance objectives and payouts under the 2015 Plan, each measured separately and weighted as follows:

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EBITDA (defined as net income or loss before interest, taxes, depreciation, stock based compensation and amortization adjusted for certain charges including restructuring, restatement, and management change expenses as well as certain other one-time charges), at 50% weighting;

◦	Bookings, at 30% weighting; and

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Free Cash Flow (defined as operating cash flow less capital expenditures where operating cash flow excludes certain charges including restructuring, restatement and management change expenses as well as certain other one-time charges), at 20% weighting.

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Each of the performance objectives has a threshold, target and maximum level of payment opportunity. Upon achievement of the thresholds, participant is eligible to receive 50% of the portion of his or her target bonus relating to that metric. Upon the achievement of the targets, each participant is eligible to receive 100% (or 125% with respect to our CEO) of the portion of his or her target bonus relating to that metric, up to a maximum of 200% for our executive and other officers for achievement in excess of the target results. Results that fall between the threshold and maximum are paid out on a linear basis. Payment in excess of 100% of a participant’s target bonus with respect to the EBITDA and free cash flow performance objectives can be made only if the threshold bookings performance objective has been met. Results that fall between the threshold and maximum are paid out on a linear basis

•	Metrics are subject to adjustment and approval by the Committee for future corporate transactions, including acquisitions.

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The actual payment amounts under the 2015 Plan will be determined for each participating executive officer based on the Company’s results using three variables: (1) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary; (2) the Committee’s assessment and certification of Company performance compared with the target for each of the above-referenced performance objectives, with any adjustments applied and (3) relative weightings for each performance objective.